Exhibit 99.1

Jupiter Neurosciences Enters into Agreements for up to $20 Million in Flexible Financing

Financing designed to support Phase 2 Parkinson’s trial and accelerate the Nugevia™ product growth

Jupiter, FL, October 27, 2025 – Jupiter Neurosciences, Inc (“JUNS” or the “Company”) (NASDAQ: JUNS), a clinical stage biopharmaceutical company that is advancing a therapeutic pipeline targeting central nervous system (“CNS”) disorders, while also expanding into the consumer longevity market with its Nugevia™ product line, today announced that it has entered into two strategic financing agreements with an affiliate of Yorkville Advisors Global, LP (“Yorkville”), providing JUNS with the potential to access up to $20 million in capital (the “Financing”), subject to certain conditions and limitations.

The Financing includes:

●	A $6 million pre-paid advance, with an initial $4 million advance funded at signing, on October 24, 2024 and evidenced by a convertible promissory note with a fixed conversion price of $1.50; and

●	An additional $14m available under the standby equity purchase agreement (“SEPA”), which the Company may use at its discretion over 24 months after signing, subject to an effective registration statement.

JUNS intends to use the proceeds from these facilities primarily to support the Phase 2 trial of its lead asset – JOTROL™, a resveratrol delivery platform – for the treatment of Parkinson’s Disease and to accelerate direct-to-consumer marketing and sales growth of its recently launched nutritional product line Nugevia™. The Company will also use proceeds from the Financing for working capital and other general corporate purposes.

Key Terms of Flexible Financing:

Pre-paid Advances: $4 Million was made available to JUNS upon execution of the agreements and an additional $2 Million is anticipated to be paid on the second trading day after the effectiveness of a registration statement covering the resale of the shares of the Company’s outstanding common stock (the “Common Stock”) used to repay the facility (the “Pre-Paid Advances”). Each Pre-Paid Advance will be issued at a 7% original issue discount and bear interest. Each Pre-Paid Advance will also be evidenced by convertible promissory notes. The Pre-paid Advances have a maturity date that is 12 months after the date of signing. To repay each Pre-Paid Advance, JUNS has the option to use cash or shares of Common Stock, issued at a discounted price.

Additional Funds Available Under the SEPA: JUNS has the option, but not the obligation, to sell to Yorkville up to $14 million of Common Stock (“Financing Shares”) over the 24-month period after signing. Sales under the SEPA require a registration statement to be declared effective by the SEC. In accordance with the terms of the SEPA, the Company may issue Financing Shares to the Investor at a 3.0% discount to the market price (calculated pursuant to the SEPA) of the Common Stock. All drawdowns under the SEPA, if any, must be applied towards repayment of the outstanding amounts under the convertible promissory notes evidencing the prepaid cash advances until the convertible promissory notes are fully repaid.

A more detailed description of the agreements will be filed in a Current Report on Form 8-K that JUNS will file with the SEC.

Christer Rosén, Chairman and CEO of JUNS, stated, “We believe this financing will provide us with the capital required to complete the Phase II Parkinson’s Disease trial and continue to support the launch of our DTC longevity nutraceutical, Nugevia™. We are grateful for Yorkville’s support at this critical stage of our Company’s growth and look forward to executing on both our projects and business strategy.”

About Jupiter Neurosciences, Inc.

Jupiter Neurosciences, Inc. (NASDAQ:JUNS) is a clinical-stage pharmaceutical company pursuing a dual-path strategy to address neuroinflammation and promote healthy aging. The Company is advancing a therapeutic pipeline targeting central nervous system (“CNS”) disorders and rare diseases, while also expanding into the consumer longevity market with its Nugevia™ product line. Both efforts are powered by JOTROL™, Jupiter’s proprietary, enhanced resveratrol formulation that has demonstrated significantly improved bioavailability. Nugevia™ brings clinical-grade science to the supplement space, supporting mental clarity, skin health, and mitochondrial function. The Company’s prescription pipeline is focused broadly on CNS disorders, presently with a Phase IIa in Parkinson’s disease, including indications such as Alzheimer’s Disease, Mucopolysaccharidoses Type I, Friedreich’s Ataxia, and MELAS. More information may be found on the Company’s website www.jupiterneurosciences.com.

About JOTROL™

Resveratrol is one of the world’s most extensively researched molecules. Thorough evaluation has shown that for the compound to be effective, it requires a high C-Max (~300 ng/ml of resveratrol in plasma), achievable only with doses exceeding 3 grams using earlier resveratrol products. Poor bioavailability has been a well-documented issue with resveratrol. Doses over 2 grams have been associated with severe gastrointestinal (GI) side effects, which have prevented the compound from receiving regulatory approval for any indication.

Jupiter Neurosciences (JUNS) conducted a Phase I study demonstrating that JOTROL™ achieves over nine times higher bioavailability compared to resveratrol used in earlier clinical trials (e.g., Turner et al., MCI/Early Alzheimer’s Disease trial, and Yui et al., Friedreich’s Ataxia trial). The results of this Phase I study, which will be cross-referenced in all upcoming JOTROL™ trials, were published in the Journal of Alzheimer’s Disease and AAPS Open in February 2022. JUNS is now advancing JOTROL™ toward a Phase IIa trial in Parkinson’s Disease.

In addition to its therapeutic applications, JOTROL™ serves as the foundation for Jupiter’s Nugevia™ consumer supplement line. By leveraging the same clinically validated delivery technology, Nugevia™ introduces pharmaceutical-grade bioavailability into the wellness space, offering targeted support for cognitive health, skin vitality, and cellular energy.

FORWARD-LOOKING STATEMENTS

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations, including the Company’s ability to generate revenues from the sale of JOTROL™ products to consumers through the DTC model. Investors can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct. The Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to read the risk factors contained in the Company’s final prospectus and other reports it files with the SEC before making any investment decisions regarding the Company’s securities. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law.

Contact:

IR@jupiterneurosciences.com

JUNS@redchip.com